HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

Hanover Capital Mortgage Holdings, Inc. August 21, 2007 11:00 AM EST

PARTICIPANTS
John Burchett - Hanover Capital Mortgage Holdings - CEO
Irma Tavares - Hanover Capital Mortgage Holdings - COO
Harold McElraft - Hanover Capital Mortgage Holdings - CFO

Operator:  Greetings, ladies and gentlemen, and welcome to the Hanover Capital second quarter earnings results conference call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, John Burchett, President and CEO.  Thank you Mr. Burchett, you may begin.

John Burchett - Hanover Capital Mortgage Holdings - CEO
Thank you.  Thank you everybody for joining our call this morning.  I'm joined here in our New Jersey office by Irma Tavares, our Chief Operating Officer and Harold McElraft, our Chief Financial Officer.  We will be available to answer calls when I get done with the prepared remarks.

Before I begin, I just wanted to remind everyone of our standard disclaimers about forward-looking statements that are set forth in both today's earnings release and our form 10-Q for the quarter ended 06/30/2007, which we filed yesterday with the SEC.

This morning, I want to break the call into three general areas:  The first area would be the results for the second quarter.  The second area is the turmoil and the happenings in the market in the past two to three weeks.  The final, will be our current position and where we go forward from here.  In terms of the second quarter, the most significant area of change was in our accounting for our subordinate mortgaged-backed bonds.  Previously we had held changes in valuation in other comprehensive income, and in order to hold them in other comprehensive income, we'd have to have both the intent and the ability to hold those for longer periods of time.  Which we did have as we accounted for those in the past, however, the turmoil in the marketplace and the drying up of repo financing and other things, which I will talk about in the second piece here, basically mandated that we take another look at that, and we revised our opinion on our ability to hold those longer-term.  Therefore, under the accounting rules, we had to take a non-cash charge of approximately just under 12 million dollars for the valuation allowance on the underlying securities.  This was a non-cash charge as I mentioned, and our book value at the end of the quarter, ended up at $5.31.  We do expect that will be reduced somewhat with the expenses of the transaction as we go through the third quarter, but we did end the quarter with a book value of $5.31.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

Another major point for the second quarter is the actual performance on our portfolio was good.  Our leveraged return was 22.64%, which is comparable to what we've had in the past, in terms of the earnings on that portfolio.  Our losses on the portfolio were fairly small.  We do expect that losses will increase as we go forward in this housing market, but we also have a significant reserve as we talked about before in our accounting methods, that expects losses will be taken.

The third measure for the quarter was we made a decision at the Board level not to pay a dividend for the quarter.  Unfortunately, it is the first time we have not paid a dividend since we started the Company back in 1997; however, given the market and the GAAP loss, we felt it was prudent to keep the cash in the Company, and to take a revised look at the dividend as we go through the rest of the year.  We do intend to pay the REIT required 90% of our taxable income.  We do not have a solid forecast on where taxable income will come out for the year.  As we published in the 10-Q, it is currently at $2.9 million, but a significant portion of that we know is going to turn around in the third quarter as a result of settlements on our agency securities.  That is a number that tends to vary up and down with that, and we think a significant portion will turn-around.

Basically, that is the second quarter as we go through to question-and-answer; I will answer questions on the second quarter.

The recent events in the marketplace, and I'm sure everybody is generally knowledgeable about what happened in the marketplace.  But primarily to us, as a result of the initial turmoil on the sub prime market, it widened out into a situation that affected the ability of many firms to continue to finance at reasonable levels, portfolios of other mortgage-backed securities and really other securities in total, but particularly mortgage-backed securities, even though there weren't any particular problems with those mortgage-backed securities.  As an example, we saw in a single day, change on some of our marks going to 30 to 40 points down from the prior days mark, or in some cases up to 58% price decline on the marks from one day to the next.  While we had, and we have a liquidity policy that anticipated variations in the market, our liquidity policy was not enough, we felt, to get us through the entire squeeze that was going on.  It did however, allow us to get to a position where we could negotiate a transaction that enabled us to pay-off all of our repo associated with our subordinate bond portfolio, and we did not have declared defaults, and did not have any defaults on our borrowing.  So we were able to arrange the financing with a unit of Ramius, it is very expensive, but we feel fair and justified in terms of the situation at the time we put the financing together.  Basically, as explained in the documents, it is a 12% coupon, which compares to our average that we were paying on our LIBOR based repos of 6.5 to 7%.  So a significant increase in our interest rate on that portfolio expense.  In addition, there is a premium of 4 million dollars when we buy it back after a year, and it is a repo.  Some principal payments will go to the lender as well.  However, in terms of our portfolio, given that we've written it down by 12 million dollars, to the extent that the portfolio recovers back to its former level, we would have a positive result in terms of the value of that portfolio a year from now, at the time we get the portfolio back.  Even considering the 4 million dollars premium and the principal payments that would be trapped in the deal.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

So again, we feel it was a good solution for us at the time, and the best solution we know that the market is still in turmoil, we are seeing prices on bonds that vary significantly, and I'll talk about opportunities that generates as well.  We formed a relationship with Ramius, who is a very large and strong fund.  They said, their quote in our prior press release," They look forward to a continuing relationship with our Company."

As to the future, as we stated in our 10-Q, we have the ability with our cash position to fund our operations satisfactorily for over a year in our current operations.  We do have the ability, and we will cut down on expenses and some other cash items over that period of time, which would be in addition to that forecast.  However, our current plan is to try and find and raise capital, or other strategic alternatives where we can maintain the value of the Company and move forward and grow the value of the Company.  As I said previously, the opportunities are out there in terms of our investment base.  We think the prime subordinate mortgaged-backed securities still are a good investment.  They will be financed differently going forward obviously, but at representative values, prices and yields in today's market, we can get yields in excess of what we did on a leveraged basis, and what is in the market right now, without using any leverage.  So we think it is a good opportunity to be in the market, and we look forward to raising some capital or finding a way to get back in this market.

That concludes my prepared remarks.  We will be open to questions if you have any at this time.

Operator:  Thank you sir.  We will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

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Our first question comes from the line of Bill Stern, Stern Brothers.  Please proceed with your question.

<Q>:  Thank you, good morning.  Bill Stern.  Two sort of general questions.  With the sale of the agency securities in August, have you stated what that loss might be as well as additional mark-to-markets since June?  My second question has to do with repayment of this repo.  It looks like we had like 7.9 million in cash flow from principal repayments the first six months of this year, what is the anticipated cash flow off the collateral and other collateral to work our way out of this repo?

<A>:  Okay, let me answer the first one first.  Our agency position is fully hedged. When we ran that position, we did liquidate that position and we are currently looking to reinstate that position, or our whole pool position, our pool of whole loans position, to satisfy the needs of that position.  So that was fully hedged, and there basically was no loss in that.

<Q>:  Good.

<A>:  In that position, that was the fully hedged position, so we were along the same coupon, essentially the same settlement date on the long as on the short.  In terms of cash flow, the 7.9 number, I think that would include the prepayments on our agencies overall, so that is not really a relevant number in terms of what we are talking about.  We are still working on the exact numbers, but clearly at a 12% interest rate, our interest income we expect will be greater than that, so we'll have positive cash, although much smaller positive cash coming off the subordinate bond portfolio.  We have a minor amount of cash flow coming in from our other investments, our small CMO position and our other security that we hold.  So there will be cash flow on that.  As I said, we expect as we announced in the 10-Q, we expect that we are going to be cash flow negative, and we don't have any amounts to release for the cash flow negative, but overall, as I said before, we have sufficient cash to overcome that negative cash flow position through at least a 12 month period.

<Q>:  Okay.  Thank you.

<A>:  Sure.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

Operator:

Our next question comes from Bill Wigdor with Wigdor Associates.  Please proceed with your question..

<Q>:  John, good morning.  I have a couple of questions.  First of all, I really think you need to give us a little more detail on how you're going to raise this additional capital.  And in reading your material, it sounds like you have some credit lines still intact for the agency repurchases, and agency bond repurchases, but what specifically are you talking about?  How much do you think you might have to give away for some of these things?  Then I have one other question.

<A>:  Okay.  Bill I really cannot answer in terms of that.  We have actually been talking to different people about different concepts.  There is a wide range of things we've been talking about.  I really don't-- We haven't come close enough to any conclusion to make an announcement or any conclusion that would put any parameters on what we are doing.  I think obviously anybody that gets involved would want a stock position of some sort, and they would want to see that stock position improve over time, and we expect that we would do something that is in our best efforts to improve that stock position for everybody.  So that is really all I can say about that.  In terms of the credit lines, as I said, we did not default on any credit lines.  We still have our subordinate bond line in place, a committed line with Greenwich Capital that is in place that we pay a commitment for.  That is a 20 million dollars size.  We also have our whole loan line with DZ Bank.  That is in place, and as I said, one of the options that we are looking at in this market, is the ability to buy pools of mortgages, clean prime mortgages at very good rates.  As you all probably know, the rates have gone up dramatically on the prime jumbo mortgages over the past 30-days, and again, you get quotes all over the market in terms of where those prices are, but that tells you there is opportunity in that market.

<Q>:  Just if you would bear with me, I'm a little confused.  How big is the DZ line?

<A>:  The DZ line is $200 million.

<Q>:  That is the $200 million.

<A>:  That is the $200 million.

<Q>:  And you could still use it.  So then why, if you can use those lines, why do you need additional cash and additional equity investment?

<A>:  Well in order to invest in those lines, you need an equity position.  Those lines aren't 100% financing.  They require a hair cut.  And obviously, given this behind us, they require some liquidity behind that hair cut to the extent that prices move around again.  So as we sit right now, if we looked at our former way of doing things, we would have cash to invest on our basis of liquidity as of today, but as of right now, we are holding off using that cash.  You know, holding off to use that cash to support our operations until such time as we raise new capital.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  John, let me ask you one other question.  Ramius, got a very reasonable stiff deal from you, and maybe it was fair given where you are in the ill-liquidity, but I'm having trouble deciding whether Ramius wants you to succeed or wants you to fail?  They have 600 thousand shares, but do they really want you to succeed in this thing, I mean or doesn't it matter to them?

<A>:  I think they want us to succeed.  We have talked to them, we were talking with them about strategic things together, prior to this coming up.  We have common interest in this marketplace.  They obviously work very hard to get this transaction done, and we believe that they want us to succeed.

<Q>:  And just one final question, I don't want to hog the microphone.  Could you generally tell us how you think the year might go, or the next six months might go in terms of what you are looking for, what you might want to do in terms of buying securities in the market?  Can you just give us a little feel for what kind of strategy you might be implementing?  What are some of the things you might have told Ramius, that could give us a better perspective, because we are guys that suffered the loss here?  You did too.

<A>:  We all did, and I think the principals here as well suffered major losses in stock price.

<Q>:  But if you want to recover that.  So you must have something in mind to tell Ramius, to convince them to give you that money, to lend you that money, and tell them that their 600 thousand shares will be money good at some point.  I would think, if I might, that money good is not $4.00 a share, money good is a big number.

<A>:  I cannot comment on Ramius in terms of what they do or do not do, but in terms of our plans with new capital wherever the source, as I said before, we think there are very good opportunities to invest in the subordinate bond market, which we have been doing successfully since 1999.  Those markets spreads have widened out to a point where we think there are just very good buying opportunities in that market.  Additionally, ...

<Q>:  This is not agency?

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<A>:  This is not agency.  This is our base investment and subordinate bond market.  We think that is a good investment opportunity, and will be going forward.  Again, in a general stage, as I said before, we think there will be more losses in those portfolio going up, but we expect losses in the portfolio, because we take the credit risk.  However, we don't think that there is going to be a mass drop in housing prices across the country, and we don't think there are going to be mass foreclosures on our particular prime product.  The second area, which is still basically the same prime product, is rather than doing it in securitized form, is to do whole loan purchases of prime mortgages in the DZ line, and in those cases, now that we are starting to get a positively sloped yield curve, and the spreads of whole loans, jumbo whole loans to the Fannies, have widened significantly.  There is a good opportunity for good returns on those portfolios, and in general, because we can pick and choose loan by loan in those portfolios, we can get as good and probably better credit characteristics in the pools that we buy then we buy securitized prime home loans.  So as the short-term, short-term investment for us is sticking with what we've done, credit risk on the prime portfolio area, prime mortgage area, and finding a way to fund that and move forward with that number.

<Q>:  Okay, and you cannot use any of these credit lines until you get some equity, some additional equity?

<A>:  I mean technically we could, but we don't plan to.  As I said, we are going to conserve our cash and not get into investments at this point in time.

<Q>:  Because you want to pay of that 81 million dollars.

<A>: Well yes, our goal would lead to making our operations run through the year, albeit, if we've got no capital to make it through the year, and at the end of that window, then we would repurchase our bonds.  We think that they are going to be worth a lot more than they are marked to today.

<Q>:  Okay.  Thank you very much.  Sorry to take so much time.

Operator:
Our next question comes from the line of David Taylor of David P. Taylor & Company.  Please proceed with your question.

<Q>:  Thank you.  John, as I read through the documents you filed in the last few days, it struck me that while the coupon on this loan is 12%, the total cost you return in this Ramius is something in the neighborhood of 30%, adding in the value of the shares, the premiums and the principal that goes to them as well.  Am I more or less correct?

<A>:  Less, it is not that high.  It is north of 12 certainly, but it is not that high.  I don't have an actual.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  Well it has to be at least 12%, is it not?

<A>:  No, I mean the $4 million dollars is 5% by itself, so that the $4 million moves it up.  And it depends where you buy the stock.

<Q>:  Then what about this other $9 million dollars?

<A>:  The $9 million dollars is the interest payment.  That is the 12%.  It is just the way the document reads.

<Q>:  The $9 million is not on top of the 12?

<A>:  No it is not.  The $9 million is, if you take the 9 million and that basically is the 12% on the $81, whatever the exact number is.

<Q>:  If you are successful in raising capital before 12 months is up, is it possible you could prepay this very costly loan and save some interest expense?

<A>:  The loan is set up to be a one year repurchase, so there is nothing in the documents.

<Q>:  It is 12 months, it is engraved in stone?

<A>:  Yes, 364 days and these run us one day under a year.  But it is one day under a year, and it is set up to go to term.

<Q>:  Okay.  Okidokie.  I had another question, and it slipped my mind.  Okay, thank you.

<A>:  Okay, sure.

Operator:
As a reminder ladies and gentlemen, if you would like to ask a question, you may press *1 on your telephone keypad.  We will pause for a moment to pull for questions.

Our next question is from the line of Bill Wigdor of Wigdor Associates.

<Q>:  If no one is asking questions, I've got another question.  Some of the securities that you hold have a provision where the interest rate would go up, does that on balance help you or hinder you in terms.. I mean if the interest rate goes up, does that in effect cause a lower valuation or do you just get more income as a result of that?

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<A>:  About two-thirds of our portfolio is what are called hybrid arms.  But our hybrid arms tend to be 3:1, 5:1, 7:1, to 10:1.  So the bulk of our rolls that would roll up don't come in a near-term, they start getting heavier in 2009 and 2010.  So for the immediate future, it is not much of an impact in terms of it rolling up.  For the time that they roll up, there are really two or three different things that can happen.  One is that they roll up and if they roll up, it depends on what rates are at that time, and they move to a one year adjustable rate loan, so if they move up, we just get more interest coming through to us.  So that is "A".  "B" to the extent that there are large amounts of prepayments, that would be a benefit to us, given that we own our securities at a discount.

<Q>:  Okay.  Just one final question.  What is the equity ratio that you are talking about to debt?

<A>:  Well on what portion?  On the new investments?

<Q>:  Well no, I mean you mention on these credit lines that you need to back them up with an equity investment, and I'm just wondering what the ratio of equity is to these credit lines?

<A>:  When we were doing it previously, I would guess it is in the 40% equity, 30 to 40% equity is what we had in the subordinate bonds, and we had liquidity behind that.  So it depends on-- It moves around somewhat.  The bonds that we buy generally are called the lower three pack, and they are non-rated single B and double B bonds.  The hair cuts are different on all of those.  I think we probably averaged around 30 to 40% equity in this subordinate bond line.  Plus on top of that, we kept a liquidity requirement behind that.  So that to the extent prices changed, or margins change, or hair cuts change, which they did in this crisis, that we could come up with additional cash.

<Q>:  So are you saying then, that the Greenwich Capital line, $20 million, you are going to need $6 to $8 million plus some liquidity requirement on top of that?

<A>:  That is about right, yeah.  Again, if you look at our-- Let me see if I can dig out the numbers.  If you look at the, if you've got page 28 in front of you on our 10-Q, and for the three months ended June 30 in the subordinate MBS portfolio, we had an asset balance of $144 million.  Repurchase agreements of $88 million, and net investment or equity in that of $56 million.  That is the ratio.  I think that is about where I said it was.

<Q>:  So are you talking then about issuing like 3 million more shares of stock?

<A>:  We don't have any parameters on what we are going to do in terms of new capital. There is a wide variety of things that could happen, and we don't have any parameters on that at all.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  Okay.  So you could issue a preferred obviously.

<A>:  There are many things that could be done, and we have not zero'd in on any one to the extent that we have anything to talk about at that point-- at this point in time.

<Q>:  Alright.

<A>:  Now the DZ line has got a lower equity requirement, the way that is structured, so we could put more assets on with less capital on that.

<Q>:  How much is that?

<A>:  Well the hair cut on that is 2%, we would want some liquidity behind that, and when we do that, we need to buy hedges the way that process works, so we would have to add some more for hedges.  It is significantly lower on a ratio basis then the subordinate bonds.

<Q>:  Oh, so that might be an avenue where you could go ahead.  I mean you don't have to use the whole line obviously, but that would be an area where you could go ahead.

<A>:  Yes, as I said earlier, we are looking at that to replace our agency position that we sold off.  We are either going to go back into agencies or we may go into whole loans using that line.

<Q>:  Okay.  Thank you very much.

<A>:  Okay sure.

Operator:
Our next question comes from the line of Bill Stern with Stern Brothers.  Please proceed with your question.

<Q>:  Last group.  If we receive payments on the securities backed up by the repo line, do they allow us to just prepay that amount?

<A>:  No, the line stays in place.

<Q>:  Yeah, but does it go down, so we are paying on $75 million instead of $80 million?

<A>:  It stays in place.  As I said, the prepayments are generally locked out, so our payments are just a normal P&I, not a very large number.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  Secondly, you mentioned, you were talking about taxable income for the year, which was I think $2.9 million or so.  Then you mentioned that might turn around in the third quarter with this deal, and I don't know if that means the taxable income is going to go up, or the taxable income is going to go down?

<A>:  On the things we know about now, which are the agencies position, we know the taxable income will go down.

<Q>:  Go down, okay.  So you probably paid out all you think you need to payout to remain a REIT for the year?

<A>:  We don't have an estimate on that yet.  I cannot make a prediction on that.  It is going to depend on that one position once we settle that position out in the third quarter.  We've settled the position, but to get the numbers for tax purposes on that position, and it will depend on the taxable income for the third and fourth quarter, which we can't predict right now.

<Q>:  Alright.  Just an unsolicited comment, I think the deal you did with them was a pretty good deal.  I mean a little more of the details coming out, but I think that was still a pretty decent deal, given everybody’s situation.

<A>:  Thank you.  Well we thought it was appropriate given the situation, and looking at the events of two weeks ago, when a lot of things happened.  I think other people came out better then we did, but a lot of people came out a lot worse than we did on this whole thing.  So I think we got something accomplished that allowed this room to regroup and come back strong.

<Q>:  Okay, thank you for your time.

<A>:  Sure.

Operator:
We have a follow-up question from David Taylor, of David Taylor & Company.

<Q>:  Yeah, thank you.  One of the possible conditions of the default mentioned in the 10-Q and the 8-K is a possible inability to register the shares with the SEC and the American Stock Exchange within 180 days.  Is that any kind of a realistic problem, or Ramius'.

<A>:  It is not something that we are worried about, it is just something that is part of the document that needs to get done.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  Okay, so you think there is a very high probability that will get accomplished?

<A>:  Yes.

<Q>:  Okay, thank you.

Operator:
Our next question comes from the line of Joseph Pierce, a private investor.  Please proceed with your question.

<Q>:  Thank you for taking my call.  My question is, according to the 10-Q, there was some $15.4 million cash on hand as of 06/30.  Have there been any margin calls or any other significant events that have caused that number to take a significant decline as of now?

<A>:  That number is down slightly, it is not a number we release, but it is down slightly now.  But the margin calls basically stopped when we did the deal with Ramius.

<Q>:  I see.

<A>:  We've got one real small position on our line with Greenwich Capital, but there has been no margin call since then.

<Q>:  So therefore, you wouldn't anticipate any significant margin calls during the next six months as well, due to the repositioning that you've done?

<A>:  No, the Ramius deal does not have a margin requirement in it, so that deal is fixed, and we have all of our subordinate securities on that line.  The other assets that we hold are-- The one is very minor, so a call would be less than half a million dollars on the one line we have open, to pay the whole thing off.  So it is not significant.  The other financing we have on our CMOs is fixed financing.  It is not very much, but it is fixed financing, so there is no call on that.

<Q>:  Thank you.

Operator:
We have a follow-up question from Bill Wigdor.  Please proceed with your question.

<Q>:  John, one other question.  As you look out over the year, could you give us your sense of what could go right here?  And also perhaps what could go wrong?

<A>:  That is kind of hard to predict.  I wouldn't want to go into prediction of what is going to happen for the year.

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HANOVER CAPITAL MORTGAGE	HCM	Transcript Aug. 23, 2007

<Q>:  Well I'm not guilty of that, I'm just saying as you look at things, can you look at things optimistically, what are the things we should look at as well?  If you look at things pessimistically, what are things we should look at as well?

<A>:  Again, I don't want to-- Let me just say in general, we take two risks.  The two risks we have taken in the past are liquidity risks with the type of borrowing that we did, repo borrowing as you may or may not know, we were attempting to term out that risk with doing a CMO.  That didn't get done due to this market turmoil.  So that is one risk, and our second risk is credit risk on prime loans.  So I guess the answer to your question is, if prime loans across the country do well, we do well.  If they get totally trashed, we have problems.  So that is our prime risk right now.  We are in a financing position, where right now rates going up and down on our financing don't impact us much at all currently.  Obviously, once we start getting into the market again, it will be different on that, but we'll probably do it with much more equity if not total equity in our position.  So that should not be affected.

<Q>:  Okay, thank you.

<A>:  Sure.

Operator:
Mr. Burchett, there are no further questions at this time.  I would like to turn the floor back over to you for closing comments.

John Burchett - Hanover Capital Mortgage Holdings - CEO
Okay, well again, thank you everybody for joining the call.  As I said, we did report the second quarter, one thing that I did not mention obviously, is that I think that looking at the numbers, if we hadn't had the non-cash write-down, we would have had a positive second quarter.  You know, we had massive disruptions in this marketplace.  It affected the Company significantly, but we were able to get solid locked in financing with a very solid company, that we and they hope to do things with going forward.  We feel that there are investment opportunities going forward, and we have sufficient cash to keep this operation going.  Again, we just talked about no worry about margin calls in our current position to affect that cash position.  So, we look forward to hopefully a little cheerier call when we get together at the end of the next quarter, and see where we go.  Thanks again, and we'll talk to you later. Bye.

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